Exhibit 99.1

FCB FINANCIAL HOLDINGS, INC. ANNOUNCES UNDERWRITERS’ EXERCISE OF OPTION

Weston, FL—FCB Financial Holdings, Inc. (NYSE: FCB) announced today that the underwriters of its initial public offering of 7,520,000 shares of its common stock that closed on August 6, 2014 have partially exercised their option to purchase an additional 720,000 shares of common stock from FCB Financial Holdings, Inc. at the initial public offering price of $22.00 per share, less underwriting discounts.

As a result of the exercise of the underwriters’ option, FCB Financial Holdings, Inc. and the selling shareholders sold an aggregate of 8,240,000 shares of common stock in the initial public offering. Of the 8,240,000 shares sold, 5,274,045 shares were sold by the Company and 2,965,955 shares were sold by certain selling stockholders. In connection with the exercise of the option, FCB Financial Holdings, Inc. received net proceeds from the sale of the additional shares of $14.7 million, bringing the total net proceeds to FCB Financial Holdings, Inc. from the initial public offering to $104.0 million after deducting the underwriting discounts and estimated offering expenses. FCB Financial Holdings, Inc. did not receive any proceeds from the sale of common stock by the selling shareholders.

Deutsche Bank Securities, J.P. Morgan, BofA Merrill Lynch and UBS Investment Bank were joint book running managers for the offering. Keefe, Bruyette & Woods, A Stifel Company, acted as lead manager and Guggenheim Securities and Hovde Group acted as co-managers for the offering.

About FCB Financial Holdings, Inc.

FCB Financial Holdings, Inc. is a bank holding company with one wholly-owned national bank subsidiary, Florida Community Bank, National Association, headquartered in Weston, Florida, which operates 54 branches in Florida. Florida Community Bank offers a comprehensive range of traditional banking products and services to individuals, small and medium-sized businesses, some large businesses, and other local organizations and entities in its market areas. The Bank targets commercial customers engaged in a wide variety of industries including healthcare and professional services, retail and wholesale trade, tourism, agricultural services, manufacturing, distribution and distribution-related industries, technology, automotive, aviation, food products, building materials, residential housing and commercial real estate.

For further information contact:

FCB Financial Holdings, Inc.

Matthew Paluch

(305) 668-5420

IR@fcb1923.com